Exhibit  10.83

CONFIDENTIALITY, NON-SOLICITATION AND
NON-COMPETITION AGREEMENT

THIS AGREEMENT is entered into as of this 27th day of January 1998 by and among Daniel J. Sullivan (“Executive”), Caliber System, Inc. (“Caliber”), Federal Express Corporation (“Federal Express”) RPS, Inc. (“RPS”) and FDX Corporation (“FDX”).

WHEREAS, Caliber has entered into that certain Agreement and Plan of Merger, dated October 5, 1997, among Caliber, FDX, Federal Express, Fast Merger Sub Inc. and Tires Merger Sub Inc. (collectively, the “Merger Parties”) (the “Merger Agreement”);

WHEREAS, in connection with Executive’s employment with Caliber and his involvement in the transactions contemplated by the Merger Agreement Executive has acquired extensive knowledge and expertise regarding the operation of the businesses of Caliber, RPS, Federal Express, FDX and their respective subsidiaries engaged in the Business Segment (as defined below) (the “Business”) and it is expected that Executive will continue to acquire additional knowledge and expertise with respect to the Business in connection with his employment with RPS after the mergers;

WHEREAS, the parties agree that Caliber, RPS, Federal Express and FDX have a valid business interest in protecting their proprietary interest in the knowledge and experience acquired by Executive and, accordingly, the parties have provided for this Agreement under that certain letter agreement between Executive and Federal Express dated October 5, 1997 (the “Letter Agreement”) and the covenants set forth in item number 6 of Section 7.15 of the Disclosure Schedules of the Merger Agreement (the “Non-Competition Covenants”);

NOW THEREFORE, the parties agree as follows:

1.  Effectiveness.  This Agreement is contingent upon, and not effective until, the Merger Date (as defined in the Merger Agreement).

2.  RPS Covenant.

(a)  Termination by RPS or by Executive After First Anniversary of Merger Date.  If (i) RPS terminates Executive’s employment with RPS at any time following the Merger Date (as defined in the Merger Agreement) for any reason including disability or whether or not cause for termination is alleged or (ii) Executive terminates his employment with RPS at any time after the first anniversary of the Merger Date for any reason, FDX agrees to pay to Executive a lump sum payment of $4,894,376 payable within five (5) days of the termination of Executive’s employment. Such payment will be in addition to and not offset or otherwise reduce any other payment or benefit to which Executive may be entitled under any other plan, program or arrangement.

(b)  Death of Executive.  In the event of the death of Executive while in the employment of RPS following the Merger Date, Executive’s estate shall be entitled to receive a lump sum payment of(i) $4,494,376, in the event of Executive’s death on or prior to the first anniversary of the Merger Date or (ii) $4,894,376 in the event of Executive’s death following the first anniversary of the Merger Date.

(c)  Termination by Executive On or Prior to First Anniversary of Merger Date.  If Executive terminates his employment with RPS for any reason at any time on or prior to the first anniversary of the Merger Date, FDX agrees to pay to Executive a lump sum payment of $4,494,376 payable within ten (10) days of the termination of Executive’s employment.

3.  Executive Covenants.

(a)  Trade Secrets.  Executive acknowledges and agrees that: (i) the Business is intensely competitive and that Executive’s employment with RPS requires that Executive have access to and knowledge of confidential information relating to FDX, Caliber, RPS and Federal Express and their respective subsidiaries, including, without limitation, information relating to business plans, marketing plans, financing methods and plans, expansion, acquisition or disposition plans, integration plans, strategies, promotions, proposals, products, services, developments, designs, improvements, methods, policies, practices, software systems, customer lists, supplier lists, personnel information and other forms of information reasonably considered by FDX, Caliber, RPS and Federal Express and their respective subsidiaries to be confidential (“Confidential Information”); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of FDX, Caliber, RPS and Federal Express and their respective subsidiaries would place FDX, Caliber, RPS and Federal Express and their respective subsidiaries at a competitive disadvantage and would do damage, monetary or otherwise, to the Business; and (iii) the engaging by Executive in any of the activities prohibited by the covenants contained in paragraph (b) below may constitute improper appropriation and/or use of Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and agrees that the Confidential Information constitutes a protectable business interest of FDX, Caliber, RPS and Federal Express and their respective subsidiaries.

(b)  Confidentiality.  During the term of his employment with RPS and at all times thereafter, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, principal, investor, employee, consultant or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of Executive’s duties as and while an employee of RPS or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive shall promptly notify FDX so that FDX, Caliber, RPS or Federal Express or their respective subsidiaries, as appropriate, may seek a protective order or other appropriate remedy. At any time upon the request of FDX and automatically upon the termination of his employment with RPS for any reason, Executive agrees to return to FDX all items containing Confidential Information and all other property of FDX, Caliber, RPS or Federal Express or their respective subsidiaries, including all keys, notes, memoranda, writings, lists, files, reports, proposals, correspondence, photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner.

(c)  Non-competition.  Subject to payment to Executive of the amount specified in Section 2, during the term of his employment with RPS and for a period of thirty-six (36) months thereafter, Executive shall not engage in Competition (as defined below) with FDX, Caliber, RPS or Federal Express or their respective subsidiaries engaged in the Business Segment. For purposes of this Agreement, “Competition” by Executive shall mean Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a lender to, or being a director, officer, employee, consultant, principal, licensor, trustee, broker, agent, stockholder, member, owner, investor, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of FDX, Caliber, RPS or Federal Express, with that business specifically defined as the delivery of documents or packages in the express or non-express market sectors as served by Federal Express or RPS (which shall not be interpreted to include the businesses participating in the truckload or less-than-truckload sectors) (the “Business Segment”); provided that, it shall not be a violation of this paragraph (c) for Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(d)  Non-Solicitation.  Subject to payment to Executive of the amount specified in Section 2 and without limiting the generality of the foregoing, during the term of his employment with RPS and for a period thirty-six (36) months thereafter, Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i)  solicit from any customer doing business with FDX, Caliber, RPS or Federal Express or their respective subsidiaries engaged in the Business Segment, business of the same or of a similar nature to the Business conducted with such customer;

(ii)  solicit the employment or services of, or hire, any person who is at the time or was within the prior one year period engaged as an employee or consultant of FDX, Caliber, RPS or Federal Express or their respective subsidiaries; or

(iii)  otherwise materially interfere with the Business or accounts of FDX, Caliber, RPS or Federal Express or their respective subsidiaries engaged in the Business Segment or make any statements or comments of a defamatory or disparaging nature to third parties regarding FDX, Caliber, RPS or Federal Express or their respective subsidiaries engaged in the Business Segment or their respective officers, directors, personnel, methods, practices, products or services.

(e)  Enforcement. Executive acknowledges that the covenants made by Executive hereunder are of a special and unique character giving this Agreement a particular value to FDX, Caliber, RPS and Federal Express and their respective subsidiaries engaged in the Business Segment, the breach of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of these covenants will cause FDX, Caliber, RPS and Federal Express and their respective subsidiaries engaged in the Business Segment irreparable injury. Executive therefore agrees that FDX, Caliber, RPS and Federal Express and their respective subsidiaries engaged in the Business Segment shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violation.

(f)  Construction and Reform.  Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of FDX, Caliber, RPS and Federal Express and their respective subsidiaries engaged in the Business Segment and such covenants should be enforced to the maximum extent permitted by law. Notwithstanding the foregoing, it is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth herein is not reasonable in any respect, such court shall have the right, power and authority to modify, interpret and enforce such provision to give effect to the intent of the parties to the maximum extent deemed reasonable by such court. The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of any other provision hereof.

4.  Effect of Agreement.  The terms of this Agreement shall be effective from the Merger Date until each of the parties hereto has fully performed its obligations hereunder and shall supersede and render void in full all prior agreements, written or oral, between Executive and FDX, Caliber, RPS or Federal Express or their respective subsidiaries engaged in the Business Segment concerning the subject matter addressed herein, including the Letter Agreement and the Non-Competition Covenants; provided, however, that if for any reason the Mergers do not occur, this Agreement shall be null and void ab initio; and further provided, that with the exception of the Letter Agreement and Non-Competition Covenants (which shall be superseded in full), this Agreement shall not supersede the terms of any other agreement or understanding providing for the payment or provision of compensation or benefits.

5.  Waiver.  The provisions of this Agreement may be waived by any of the parties hereto by a signed writing among the parties; provided, however, the failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

6.  Notices.  Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to FDX, Caliber, RPS	Kenneth R. Masterson
or Federal Express:	Executive Vice President,
General Counsel and Secretary
FDX Corporation
1980 Nonconnah Boulevard
Memphis, TN 38132

If to Executive:	Mr. Daniel J. Sullivan
657 Pine Point Drive
Akron, OH 44333

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

7.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflict of laws principles.

8.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE		RPS, INC.

By:	/s/ Daniel J. Sullivan	By:	/s/ J.E. Lynch
Name: J.E. Lynch
Title: Assistant Secretary

CALIBER SYSTEM, INC, as a co-
beneficiary of the covenants of Executive set forth in Section 2

		By:	/s/ J.E. Lynch
Name: J.E. Lynch
Title: Secretary

FDX CORPORATION

		By:	/s/ Kenneth R. Masterson
Name: Kenneth R. Masterson
Title: Executive Vice President,
General Counsel and Secretary

FEDERAL EXPRESS CORPORATION, as a co-beneficiary of the covenants of Executive set forth in Section 2

		By:	/s/ George W. Hearn
Name: George W. Hearn
Title: Secretary